EX-99.B-77I

SUB-ITEM 77I: Terms of New or Amended Securities

ARTICLES OF DISSOLUTION

FIRST: The name of the corporation is Waddell & Reed Advisors Municipal High Income Fund, Inc.

SECOND: The address of the principal office of the corporation is 300 East Lombard Street, Baltimore, Maryland 21202.

THIRD:         The name of the resident agent of the Corporation who shall serve for one year after dissolution and until the affairs of the Corporate are wound up is: The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FOURTH: The name and address of each of the directors is as follows:

Name	Address

Henry J. Herrmann	6300 Lamar Avenue
Shawnee Mission, KS 66202

Michael L. Avery	6300 Lamar Avenue
Shawnee Mission, KS 66202

Jarold W. Boettcher	6300 Lamar Avenue
Shawnee Mission, KS 66202

James M. Concannon	6300 Lamar Avenue
Shawnee Mission, KS 66202

John A. Dillingham	6300 Lamar Avenue
Shawnee Mission, KS 66202

David P. Gardner	6300 Lamar Avenue
Shawnee Mission, KS 66202

Joseph Harroz, Jr.	6300 Lamar Avenue
Shawnee Mission, KS 66202

Robert L. Hechler	6300 Lamar Avenue
Shawnee Mission, KS 66202

Albert W. Herman	6300 Lamar Avenue
Shawnee Mission, KS 66202

Glendon E. Johnson	6300 Lamar Avenue
Shawnee Mission, KS 66202

Frank J. Ross, Jr.	Polsinelli Shughart PC
700 West 47th Street, Suite 1000
Kansas City, MO 64112

Eleanor B. Schwartz	6300 Lamar Avenue
Shawnee Mission, KS 66202

FIFTH: The address and titles of the officers of the Corporation are as follows. The address of each officer of the Corporation is 6300 Lamar Avenue, Shawnee Mission, KS 66202.

Name	Title

Henry J. Herrmann	President

Joseph Kauten	Vice President and Treasurer

Mara Herrington	Vice President and Secretary

SIXTH:         The dissolution effective by these Articles of Dissolution was approved in the manner and vote required by law and the charter of the Corporation. The dissolution of the Corporation was duly authorized by a unanimous vote of the Board of Directors of the Corporation at a meeting held on September 17, 2008. The dissolution was approved by the Corporation's shareholders at a Special Meeting of Shareholders held on December 12, 2008, by a vote of a majority of the Fund's shares entitled to vote at the meeting.

SEVENTH: The Corporation has no known creditors.

EIGHTH:         Pursuant to an Agreement and Plan of Reorganization and Termination of the Corporation, the Corporation is hereby dissolved. The Corporation has applied its assets to the payment and discharge of all existing debts and obligations of the Corporation, including necessary expenses of liquidation, and has distributed in one or more payments the remaining assets among the shareholders of the Corporation, with each shareholder receiving his proportionate share of each payment.

                  The undersigned Secretary certifies under the penalties of perjury that to the best of my knowledge, information and belief, the matters and facts set forth in these Articles of Dissolution with respect to the approval thereof are true in all material respects.

Waddell & Reed Advisors Municipal High Income Fund, Inc.

By:	/s/ Mara Herrington
Mara Herrington
Secretary

Attest:	/s/ Megan Bray
Megan Bray
Assistant Secretary

STATE OF KANSAS )
)	ss
COUNTY OF JOHNSON)

Subscribed and sworn to before me this 28th day of May, 2009.

/s/ Janelle H. Stephan
Janelle H. Stephan
Notary Public

My Commission Expires: July 10, 2009